Exhibit 99.1

Community Bankers Trust Corporation

Reports 3rd Quarter 2012 Results

Glen Allen, VA, October 26, 2012 - Community Bankers Trust Corporation (the “Company”) (NYSE Amex: BTC), the holding company for Essex Bank (the “Bank”), today reported third quarter 2012 net income of $1.8 million. This compares with net income of $1.4 million in the third quarter of 2011 and net income of $1.2 million in the second quarter of 2012. Net income available to common stockholders was $1.5 million in the third quarter of 2012 compared with net income available to common stockholders of $1.2 million in the third quarter of 2011 and net income available to common stockholders of $934,000 in the second quarter of 2012. For the nine months ended September 30, 2012, the Company reported net income of $4.0 million and net income available to common stockholders of $3.2 million.  Net income for the nine month period ended September 30, 2011 was $748,000 and net loss available to common stockholders for the same period was $70,000.

Rex L. Smith, III, President and Chief Executive Officer of the Company and the Bank, stated, “We crossed a significant threshold by bringing our five previously deferred TARP payments current in the third quarter, and we did so by increasing our core earnings. This allows us to consider utilizing future earnings for potential principal payments, as our goal is to pay our TARP principal back without dilution to our stockholders. This may take some time, but it is a better alternative to potentially pay the higher dividend rate, when it takes effect in 2014, than to suffer any dilution. We continue to grow in loans and reduce our non-interest expenses, both of which have a substantial positive impact on the future growth of earnings and our ability to enhance franchise value.”

Smith continued, “While I am pleased that the trends we have highlighted for you continue to be positive for the Company, we still have work to do to lower our non-performing loans. We have strong coverage in our allowance for loan losses. Additionally, we had loan recoveries of $1.6 million during the quarter. As we go forward, we continue to look at all aspects of our operations, to enhance income or cut costs, whether it involves moving into new products or out of old ones, or putting more resources into a particular market. We will ensure that we can maximize our strengths to enhance the value for our stockholders.”

Key highlights for the third quarter of 2012 include the following:

•	In August, the Company received regulatory approvals to pay its TARP dividend payment due in August, all five of its then remaining deferred TARP dividend payments and its current interest payment due on its trust preferred securities. The total amount of the payments was $1.4 million, plus interest that had accrued. The Company is current on its dividend and interest obligations.

•	Recoveries of $1.6 million on previously charged-off loans were received during the third quarter of 2012. This resulted in net recoveries for the third quarter of $777,000.

•	The ratio of the allowance for loan losses to total loans was 2.56% at September 30, 2012, an increase from 2.46% at June 30, 2012.

•	Noninterest expenses decreased 7.0% on a linked quarter basis, 7.4% year-over-year for the third quarter and 7.8% year-over-year when comparing nine month periods.

•	The ratio of the allowance for loan losses to nonaccrual loans increased to 55.59% and the ratio of the allowance for loan losses to nonperforming assets increased to 37.93% at September 30, 2012.

•	The Company’s stock price to common tangible book value was 72.3% at September 30, 2012, up from 46.6% at June 30, 2012.

RESULTS OF OPERATIONS

Net income available to common stockholders was $1.5 million, or $0.07 per common share on a diluted basis, for the quarter ended September 30, 2012 compared with net income available to common stockholders of $1.2 million, or $0.05 per common share on a diluted basis, for the quarter ended September 30, 2011. Net income was driven by an increase in noninterest income of $814,000, or 123.0%, and a reduction in noninterest expenses of $643,000, or 7.4%, offset by a decrease in net interest income after provision for loan losses of $765,000, or 6.8%.

Noninterest income was $152,000 for the quarter ended September 30, 2012 compared with negative $662,000 for the third quarter of 2011. Reduced loss on sale of OREO increased noninterest income $904,000, or 54.1%, from losses and write-downs of $1.7 million in the third quarter of 2011 to losses and write-downs of $767,000 in the third quarter of 2012. Indemnification asset amortization, which reduces noninterest income, improved $780,000, from $2.4 million in the third quarter of 2011 to $1.6 million in the third quarter of 2012. Service charges on deposit accounts increased $73,000, from $643,000 in the third quarter of 2011 to $716,000 in the third quarter of 2012, the result of a new fee service structure.

These increases were offset by a decrease in gains on securities sales of $545,000, from $1.7 million in the third quarter of 2011 to $1.2 million in the third quarter of 2012. Other noninterest income decreased $398,000, or 39.8%, from $1.0 million in the third quarter of 2011 to $602,000 in the third quarter of 2012, the result of fewer billable losses from charge-offs of loans covered and write-downs and losses on loans under FDIC shared-loss agreements. Loans charged-off under FDIC shared-loss agreements are recovered at 80% of their contractual value plus collection expense through other noninterest income.

Noninterest expenses were $8.0 million for third quarter of 2012 compared with $8.7 million for the third quarter of 2011. Legal fees exhibited the largest decrease when comparing the two quarters, $238,000, followed by a reduction in FDIC assessment expense of $212,000 and a decrease in other operating expenses of $170,000. The decreases in legal fees and other operating expenses are the direct result of an improvement in asset quality as fewer assets migrate to a nonperforming status.

Net interest income after provision for loan losses was $10.5 million for the third quarter of 2012 compared with $11.3 million for the third quarter of 2011. Margin pressure is increasing as a result of the competitive market for quality credits and a lower volume of liabilities to reprice at lower rates. Total interest income decreased $1.4 million from the third quarter of 2011 to the third quarter of 2012. This was partially offset by reduced interest expense of $635,000, from $3.0 million in the third quarter of 2011 to $2.3 million in the third quarter of 2012.

The following table presents summary income statements for the three months ended September 30, 2012, June 30, 2012 and September 30, 2011, and nine months ended September 30, 2012 and 2011.

SUMMARY INCOME STATEMENT

(Dollars in thousands)	For the three months ended			For the nine months ended
	September 30, 2012	Jun 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Interest income	$12,872	$14,119	$14,272	$40,800	$42,159
Interest expense	2,339	2,587	2,974	7,638	9,364
Net interest income	10,533	11,532	11,298	33,162	32,795
Provision for loan losses	-	500	-	750	1,498
Net interest income after provision
for loan losses	10,533	11,032	11,298	32,412	31,297
Noninterest income	152	(704)	(662)	(1,609)	(3,498)
Noninterest expense	8,039	8,645	8,682	25,094	27,229
Net income before income taxes	2,646	1,683	1,954	5,709	570
Income tax (expense) benefit	(837)	(473)	(532)	(1,700)	178
Net income	1,809	1,210	1,422	4,009	748
Dividends on preferred stock	221	221	221	663	663
Accretion of preferred stock discount	55	55	51	165	155
Net income (loss) available to
common stockholders	$1,533	$934	$1,150	$3,181	$(70)
Net income (loss) per share available
to common stockholders:
Basic	$0.07	$0.04	$0.05	$0.15	$(0.00)
Diluted	$0.07	$0.04	$0.05	$0.15	$(0.00)

2

Interest Income

Interest income was $12.9 million for the third quarter of 2012, a decrease of $1.2 million, or 8.8%, from interest income of $14.1 million in the second quarter of 2012. A decrease in interest and fees on FDIC covered loans was the driver of this decrease, down $1.4 million on a linked quarter basis, to $2.9 million for the third quarter of 2012. Interest and fees on FDIC covered loans in the second quarter of 2012 was higher due to a $678,000 cash payment on a loan in the acquisition, development and construction (ADC) portfolio. This portfolio has a zero carrying value, and payments, which are unpredictable, are credited to income when received. Additionally, FDIC covered loans are a self-liquidating business line and will consistently exhibit declining balances as the carrying value of these loans is reduced. The carrying value of FDIC covered loans was $89.1 million at September 30, 2012 and $92.9 million at June 30, 2012.

Year over year, interest income declined $1.4 million, or 9.8%, when comparing the third quarters of 2012 and 2011. Interest income was $14.3 million in the third quarter of 2011 and declined to $12.9 million in the third quarter of 2012. Interest and fees on FDIC covered loans declined $1.7 million when comparing the third quarter of 2012 to the third quarter of 2011. This was due to volume decreases of $10.8 million on the average balance of FDIC covered loans when comparing the third quarter of 2012 to the same period in 2011. Partially offsetting this decrease was improved interest and fees on loans, which increased $396,000, from $7.3 million in the third quarter of 2011 to $7.7 million in the third quarter of 2012. This was the result of an increase of $58.2 million, or 11.7%, in the average balance of non-covered loans from the third quarter of 2011 to the third quarter of 2012.

Interest income was $40.8 million for the nine months ended September 30, 2012, a decrease of $1.4 million from interest income of $42.2 million for the nine months ended September 30, 2011. Interest and fees on FDIC covered loans declined $2.1 million, from $13.3 million for the first nine months of 2011 to $11.2 million for the first nine months of 2012. Additionally, securities income declined $325,000, from $6.9 million for the nine months ended September 30, 2011 to $6.6 million for the nine months ended September 30, 2012. The yield on investment securities declined from 3.35% in the third quarter of 2011 to 3.03% for the nine months ended September 30, 2012 as management repositioned a large portion of the portfolio into variable rate securities. Offsetting these decreases was an increase of $1.1 million in interest and fees on loans, from $21.9 million for the first nine months of 2011 to $23.0 million for the first nine months of 2012. The average balance of non-covered loans increased $45.7 million, or 9.0%, for the first nine months of 2012 compared with the same period in 2011.

Interest Expense

Interest expense was $2.3 million for the third quarter of 2012 compared with interest expense of $2.6 million in the second quarter of 2012. Average interest bearing liabilities increased $2.7 million, or 0.3% during the quarter. However, the cost of interest bearing liabilities declined from 1.13% in the second quarter of 2012 to 1.02% in the third quarter of 2012. This resulted in a decrease of $248,000, or 9.6%, in the cost of interest bearing liabilities on a linked quarter basis. The continued decline in interest expense is the result of higher than projected demand deposit balances, which has allowed management to reprice certificate of deposit maturities at lower rates, and the renewal of $22.0 million in maturing FHLB advances at lower rates.

Year over year, interest expense declined $635,000, from $3.0 million in the third quarter of 2011 to $2.3 million in the third quarter of 2012. The 21.4% decrease resulted from decreases in cost. The cost of interest bearing liabilities declined from 1.34% in the third quarter of 2011 to 1.02% in the third quarter of 2012. The cost of deposits declined from 1.24% in the third quarter of 2011 to 0.95% for the third quarter of 2012. The cost of FHLB and other borrowings also exhibited improvement, from 3.43% in the third quarter of 2011 to 2.56% in the third quarter of 2012.

Interest expense declined $1.7 million from $9.4 million for the nine months ended September 30, 2011 to $7.6 million for the nine months ended September 30, 2012. This decline of 18.4% was driven by a reduction in the cost of interest bearing liabilities from 1.39% for the first nine months of 2011 to 1.12% for the first nine months in 2012.

Net Interest Income

Net interest income was $10.5 million for the quarter ended September 30, 2012, compared with $11.5 million for the quarter ended June 30, 2012.  This represents a decrease of $1.0 million, or 8.7%. Of this decrease, $678,000 was directly attributable to the payment on an ADC loan previously discussed. On a tax equivalent basis, net interest income was $10.6 million for the third quarter of 2012 compared with tax equivalent net interest income of $11.6 million for the second quarter of 2012. The tax equivalent net interest margin decreased from 4.78% in the second quarter of 2012 to 4.32% in the third quarter of 2012. This was due to a decline in net interest spread, from 4.71% to 4.25%, on a linked quarter basis.

3

Year over year, net interest income decreased $765,000, or 6.8%, from $11.3 million in the third quarter of 2011 to $10.5 million in the third quarter of 2012. This was primarily the result of a decrease in the Company’s interest spread, from 4.85% in the third quarter of 2011 to 4.25% in the third quarter of 2012. This decreased the Company’s net interest margin from 4.91% in the third quarter of 2011 to 4.32% for the same period in 2012.

Net interest income was $33.2 million for the nine months ended September 30, 2012, compared with $32.8 million for the nine months ended September 30, 2011.  The increase in net interest income was $367,000. A decline of $1.6 million in the tax-equivalent yield on earning assets was virtually offset by a decline of $1.7 million in the cost of interest bearing liabilities, which resulted in the increase of 1.1% in net interest income. The tax equivalent net interest margin decreased from 4.73% in the first nine months of 2011 to 4.58% in the first nine months of 2012.

The following table compares the Company’s net interest margin, on a tax-equivalent basis, for the three months ended September 30, 2012 and 2011, and June 30, 2012, and for the nine months ended September 30, 2012 and 2011.

NET INTEREST MARGIN

(Dollars in thousands)	For the three months ended
	September 30, 2012	September 30, 2011	June 30, 2012
Average interest earning assets	$981,090	$928,574	$971,151
Interest Income	$12,872	$14,272	$14,119
Interest income - tax equivalent	$12,932	$14,377	$14,180
Yield on interest earning assets	5.27%	6.19%	5.84%
Average interest bearing liabilities	$915,514	$888,366	$912,831
Interest expense	$2,339	$2,974	$2,587
Cost of interest bearing liabilities	1.02%	1.34%	1.13%
Net interest income	$10,533	$11,298	$11,532
Net interest income - tax equivalent	$10,593	$11,403	$11,593
Interest Spread	4.25%	4.85%	4.71%
Net interest margin	4.32%	4.91%	4.78%

	For the nine months ended
	September 30, 2012	September 30, 2011
Average interest earning assets	$970,701	$935,873
Interest Income	$40,800	$42,159
Interest income - tax equivalent	$40,982	$42,593
Yield on interest earning assets	5.63%	6.07%
Average interest bearing liabilities	$912,070	$901,404
Interest expense	$7,638	$9,364
Cost of interest bearing liabilities	1.12%	1.39%
Net interest income	$33,162	$32,795
Net interest income - tax equivalent	$33,344	$33,229
Interest Spread	4.51%	4.68%
Net interest margin	4.58%	4.73%

4

Provision for Loan Losses

There was no provision for loan losses for the quarters ended September 30, 2012 and September 30, 2011. The provision for loan losses was $750,000 for the nine months ended September 30, 2012 compared with $1.5 million for the nine months ended September 30, 2011.

The Company records a separate provision for loan losses for its non-covered loan portfolio and its FDIC covered loan portfolio. Neither portfolio had a provision for the third quarter of 2012 or 2011. The provision for loan losses on non-covered loans was $1.0 million for the nine months ended September 30, 2012 compared with $1.5 million for the nine months ended September 30, 2011. The provision for loan losses on covered loans was a $250,000 credit for the first nine months of 2012, which was the result of improvement in expected losses on the Company’s FDIC covered portfolio, which the Company recognized in the first quarter of the year. There was no provision for the covered loan portfolio for the nine months ended September 30, 2011.

For the nine months ended September 30, 2012, net charge-offs were $1.5 million compared with $6.7 million for the same period in 2011. Total charge-offs were $3.5 million for the first nine months of 2012 and $7.2 million for the same period in 2011. Recoveries for the nine month comparison period were $2.0 million in 2012, including $1.6 million in the third quarter, and $453,000 in 2011. Management’s aggressive strategy to work nonperforming loans and other real estate owned is evidenced in the volume of charge-offs as well as the level of the loan loss reserve.

Noninterest Income

Noninterest income was $152,000 for the third quarter of 2012 compared with negative $704,000 for the second quarter of 2012. Noninterest income in both periods is negatively affected by two factors--FDIC indemnification asset amortization and loss on OREO. The largest component of noninterest income was FDIC indemnification asset amortization, which reduces noninterest income, and was $1.6 million in the third quarter of 2012 and $2.0 million in the second quarter of 2012. By amortizing the FDIC indemnification asset, the Company is reducing the asset and recognizing interest income from borrowers of loans covered by FDIC shared loss agreements. Loss on OREO was $767,000 in the third quarter of 2012 ($254,000 covered and $512,000 non-covered) and $229,000 in the second quarter of 2012. Management proactively assesses other real estate owned and as a result wrote down values by $477,000 in the third quarter of 2012.

Noninterest income was positively affected by $1.2 million in net gain on sale of securities recognized in the third quarter of 2012 and $290,000 in similar gain the second quarter of 2012. Also positively affecting noninterest income on a linked quarter basis was an increase in other noninterest income of $58,000, from $544,000 in the second quarter of 2012 to $602,000 in the third quarter of 2012. Service charges on deposit accounts were $716,000 and $674,000, respectively, in the third quarter and second quarter of 2012.

Year over year, noninterest income increased $814,000, from negative $662,000 in the third quarter of 2011, to $152,000 in the third quarter of 2012. Gain/(loss) on sale of OREO was the largest contributor to this increase and improved from a loss of $1.7 million in the third quarter of 2011 to a loss of $767,000 in the third quarter of 2012. Indemnification asset amortization also improved, from $2.4 million in the third quarter of 2011 to $1.6 million in the third quarter of 2011. Service charges on deposit accounts increased $73,000 from the third quarter of 2011 to the same period in 2012. Offsetting these increases was a reduction of $545,000 in gain/(loss) on sale of securities and a reduction in other noninterest income of $398,000 when comparing the two quarters.

For the nine months ended September 30, 2012, noninterest income equaled negative $1.6 million, compared with negative $3.5 million for the nine months ended September 30, 2011. This change was due primarily to a reduction in FDIC indemnification asset amortization of $2.3 million, from $7.8 million for the first nine months of 2011 to $5.4 million for the same period in 2012. Also improving noninterest income performance was a $1.3 million reduction in gain/(loss) on sale of OREO, from a loss of $2.5 million for the first nine months of 2011 to $1.2 million for the same period in 2012. Service charges on deposit accounts increased 8.1%, or $151,000, from $1.9 million for the first nine months of 2011 to $2.0 million for the same period in 2012. Offsetting these increases was a decrease in gain on sale of securities of $1.2 million, from $2.6 million for the first nine months of 2011 to $1.4 million for the same period in 2012. Other noninterest income declined in the nine month period ended September 30, 2012 compared with the same period in 2011. Other noninterest income was $1.6 million for the nine months ended September 30, 2012 and $2.4 million for the nine months ended September 30, 2011. This decrease reflects fewer reimbursable loss events in FDIC covered loans.

5

Noninterest Expense

On a linked quarter basis, noninterest expenses totaled $8.0 million for the three months ended September 30, 2012 compared with $8.6 million for the quarter ended June 30, 2012, a decrease of $606,000, or 7.0%. Other operating expenses exhibited the largest decline, $236,000, or 13.2%. Salaries and employee benefits declined $149,000, or 3.6%, and were $4.0 million in the third quarter of 2012 compared with $4.2 million for the second quarter of 2012. FDIC assessment declined $128,000, on a linked quarter basis, and was $368,000 in the third quarter of 2012 compared with $496,000 in the second quarter of 2012. The decrease is related to an adjustment in the amortization of the FDIC’s 2010 prepaid assessment. Professional fees declined by 50.0%, on a linked quarter basis, and were $74,000 in the third quarter of 2012 compared with $148,000 in the second quarter of 2012. All expense categories declined, on a linked quarter basis, with the exception of occupancy expenses, as management continues to search for further operating efficiencies.

Noninterest expenses declined $643,000, or 7.4%, when comparing the third quarter of 2012 to the same period in 2011. Legal fees were the largest category decrease and were $3,000 in the third quarter of 2012 compared with $241,000 in the third quarter of 2011. Also seeing significant declines were FDIC assessment expenses, which declined $212,000, from $580,000 in the third quarter of 2011 to $368,000 in the third quarter of 2012.

For the nine months ended September 30, 2012, noninterest expenses declined $2.1 million, or 7.8%, when compared with the same period in 2011. Noninterest expenses were $27.2 million for the first nine months of 2011 and declined to $25.1 million for the first nine months in 2012. FDIC assessment was the largest category decrease, which declined from $2.2 million for the first nine months in 2011 to $1.4 million for the same period in 2012, a decrease of $764,000, or 34.5%. Other operating expenses declined $664,000, or 12.1%, and were $4.8 million for the third quarter of 2012, down from $5.5 million for the same period in 2011. Legal fees declined $339,000, or 89.0%, and were $42,000 for the nine months ended September 30, 2012, down from $381,000 for the same period in 2011. Occupancy declined $210,000, or 9.4%, and were $2.0 million for the first nine months of 2012, down from $2.2 million for the same period in 2011. Professional fees declined $150,000, or 32.8%, and were $307,000 for the first nine months of 2012 compared with $457,000 for the same period in 2011. Reducing these improvements in noninterest income were an increase of $82,000, or 5.8%, in data processing expenses and an increase of $18,000 in salaries and employee benefits from the first nine months of 2011 to the first nine months of 2012.

Income Taxes

Income tax expense was $837,000 for the three months ended September 30, 2012, compared with income tax expense of $473,000 in the second quarter of 2012. Income tax was $532,000 in the third quarter of 2011. For the nine months ended September 30, 2012, income tax expense was $1.7 million compared with income tax benefit of $178,000 for the nine months ended September 30, 2011.

FINANCIAL CONDITION

At September 30, 2012, the Company had total assets of $1.112 billion, an increase of $19.8 million, or 1.8%, from total assets of $1.092 billion at December 31, 2011. Total loans were $648.7 million at September 30, 2012, increasing $6.4 million, or 1.0%, from $642.3 million at December 31, 2011.   The carrying value of FDIC covered loans declined $8.4 million, or 8.7%, from December 31, 2011 and were $89.1 million at September 30, 2012. Non-covered loans equaled $559.5 million at September 30, 2012, increasing $14.8 million, or 2.7%, since December 31, 2011.

Non-covered loans, net of unearned income, increased $10.5 million, or 1.9%, during the third quarter of 2012, and were $559.5 million at September 30, 2012. Multifamily loans exhibited the largest percentage increase, 8.4%, or $1.7 million, and were $22.0 million at September 30, 2012. Commercial loans increased 5.4%, or $3.7 million, and were $73.4 million at September 30, 2012. Residential 1-4 family mortgage loans increased 2.3%, or $2.9 million, and commercial real estate loans grew 2.0%, or $4.6 million during the third quarter of 2012.

6

The following table shows the composition of the Company’s non-covered loan portfolio at September 30, 2012, June 30, 2012 and December 31, 2011.

NON-COVERED LOANS
Dollars in thousands)	September 30, 2012		June 30, 2012		December 31, 2011
	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$131,192	23.44%	$128,256	23.36%	$127,200	23.34%
Commercial	241,692	43.18%	237,070	43.18%	220,471	40.46%
Construction and land development	64,304	11.49%	65,044	11.85%	75,691	13.89%
Second mortgages	7,569	1.35%	8,519	1.55%	8,129	1.49%
Multifamily	22,018	3.93%	20,308	3.70%	19,746	3.62%
Agriculture	10,527	1.88%	10,663	1.93%	11,444	2.10%
Total real estate loans	477,302	85.27%	469,860	85.57%	462,681	84.90%
Commercial loans	73,415	13.12%	69,682	12.69%	72,149	13.24%
Consumer installment loans	7,442	1.33%	7,975	1.45%	8,461	1.55%
All other loans	1,565	0.28%	1,567	0.29%	1,659	0.31%
Gross loans	559,724	100.00%	549,084	100.00%	544,950	100.00%
Allowance for loan losses	(14,303)		(13,526)		(14,835)
Net unearned income on loans	(192)		(66)		(232)
Non-covered loans, net of unearned income	$545,229		$535,492		$529,883

The Company’s securities portfolio, excluding equity securities, increased $7.9 million, or 2.7%, during the first nine months of 2012 to $305.1 million, with realized gains of $1.4 million, through sales activity. These net gains were taken during the year in a portfolio repositioning strategy to mitigate interest rate risk in a higher rate environment. In a higher rate environment, the liquidity of fixed rate securities is compromised and interest rate risk increases. Management has shifted from mortgage-backed securities balances to floating rate securities issued by the Small Business Administration (SBA) and high quality state, county and municipalities.

The Company had cash and cash equivalents of $37.4 million at September 30, 2012, compared with $21.8 million at December 31, 2011. There were $5.0 million in Federal funds sold at September 30, 2012, compared with no Federal funds sold at December 31, 2010.

On a linked quarter basis, the Company’s securities portfolio, excluding equity securities, decreased $7.6 million, from $312.6 million at June 30, 2012 to $305.1 million at September 30, 2012, and $1.2 million in gains were realized during the third quarter.  Available-for-sale mortgage backed securities declined by $12.7 million and balances in available-for-sale state, county and municipal balances decreased by $10.0 million. Balances in U.S. Treasury and other U.S. Government agencies increased by $20.7 million as management continued its strategy of buying SBA floating rate securities as a tool to mitigate interest and liquidity risks in a higher rate environment.

7

The following table shows the composition of the Company’s securities portfolio, excluding equity securities, at September 30, 2012, June 30, 2012 and December 31, 2011.

SECURITIES PORTFOLIO

(Dollars in thousands)	September 30, 2012		June 30, 2012		December 31, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$111,523	$110,899	$90,316	$90,159	$7,255	$7,414
U.S. Government sponsored agencies	502	509	502	514	1,005	1,033
State, county and municipal	100,847	105,738	110,069	115,742	58,183	62,043
Corporate and other bonds	6,535	6,608	7,767	7,698	4,801	4,631
Mortgage backed securities (MBS)	16,888	17,236	19,113	19,418	73,616	74,093
MBS - U.S. Government sponsored agencies	15,422	15,404	25,840	25,896	82,966	83,550
Total securities available for sale	$251,717	$256,394	$253,607	$259,427	$227,826	$232,764

	September 30, 2012		June 30, 2012		December 31, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
State, county and municipal	$11,832	$13,054	$12,154	$13,393	$12,168	$13,479
Mortgage backed securities (MBS)	10,099	10,820	11,218	11,974	12,743	13,565
MBS - U.S. Government sponsored agencies	26,758	28,139	29,835	31,305	39,511	41,541
Total securities held to maturity	$48,689	$52,013	$53,207	$56,672	$64,422	$68,585

Interest bearing deposits at September 30, 2012 were $862.4 million, a decrease of $6.2 million from December 31, 2011. Time deposits less than $100,000 declined $34.0 million during the first nine months of 2012 as management kept rates low among all regions as loan demand remained tepid and covered loans continued to decline in volume. NOW accounts declined $11.6 million and money market deposit accounts declined $2.1 million during the first nine months of 2012. During the third quarter of 2012, the Company obtained a short-term, low cost public fund deposit of $20 million, which resulted in an increase in time deposits greater than $100,000 of $35.0 million during the first nine months of 2012. Savings accounts increased $6.6 million during the first nine months of 2012. The Company’s total loan-to-deposit ratio was 69.0% at September 30, 2012 compared with 68.8% at December 31, 2011.

The following table compares the mix of interest bearing deposits for September 30, 2012, December 31, 2011 and September 30, 2011.

INTEREST BEARING DEPOSITS

(Dollars in thousands)
	September 30, 2012	December 31, 2011	September 30, 2011
NOW	$117,120	$128,758	$110,538
MMDA	113,288	115,397	117,910
Savings	76,499	69,872	68,349
Time deposits less than $100,000	292,374	326,383	329,395
Time deposits $100,000 and over	263,087	228,128	221,395
Total interest bearing deposits	$862,368	$868,538	$847,587

8

The Company had Federal Home Loan Bank (FHLB) advances of $50.0 million at September 30, 2012 and $37.0 million at December 31, 2011. During the third quarter of 2012 the Company obtained an additional $13.0 million in FHLB advances, as well as rolling over $22.0 million in maturing advances at much lower rates than was being carried prior to their maturities during the quarter. At June 30, 2012 the Company’s blended rate on its $37.0 million in advances was 3.21% and at September 30, 2012 the blended rate on the $50.0 million in advances is 1.25%. The Company anticipates that the repricing on the $37.0 million will result in approximately $480,000 in after tax savings and net after tax savings on total FHLB borrowings will be approximately $370,000.

Stockholders’ equity was $113.1 million at September 30, 2012 and $111.1 million at December 31, 2011, both periods reflecting ratios that were 10.2% of total assets. Stockholders’ equity was $110.7 million, or 10.3% of total assets, at September 30, 2011.

Since September 30, 2010, the Company, through its balance sheet management strategy, has increased its common tangible equity to common tangible asset ratio from 6.74% at September 30, 2010 to 7.62% at September 30, 2011 to 7.74% at September 30, 2012. Additionally, the common tangible book value increased from $3.59 at September 30, 2010 to 3.67% at September 30, 2011 to $3.87 at September 30, 2012. See the “Non-GAAP Financial Measures” table for additional information.

Asset Quality – non-covered assets

Nonaccrual loans were $25.7 million at September 30, 2012, compared with $25.2 million at June 30, 2012 and $36.2 million at September 30, 2011. The increase from June 30, 2012 was comprised of $3.4 million in additions to nonaccrual loans, $1.1 million of loans removed from nonaccrual status and $1.8 million in payments on loans in nonaccrual. Total nonperforming assets increased $674,000, from $37.0 million at June 30, 2012 to $37.7 million at September 30, 2012. Total nonperforming assets have decreased $7.4 million, or 16.4%, from total nonperforming assets of $45.1 million at September 30, 2011. There were net recoveries of $777,000 for the third quarter of 2012, primarily the result of recoveries of $1.6 million of previously charged-off loans. Total charge-offs for the third quarter of 2012 were $819,000 and recoveries were $1.6 million. Non-covered other real estate owned increased slightly, $27,000, and was $11.9 million at September 30, 2012. Non-covered other real estate owned was $497,000 higher at September 30, 2011, or $12.4 million. The change in non-covered other real estate owned during the third quarter of 2012 was reflected in additions of $1.0 million and reductions by sales of $483,000, write-downs of $477,000.

The allowance for loan losses equaled 55.59% of non-covered nonaccrual loans at September 30, 2012, compared with 53.74% of non-covered nonaccrual loans at June 30, 2012 and 43.57% at September 30, 2011. The ratio of allowance for loan losses to total non-covered loans was 37.93% at September 30, 2012, compared with 36.52% at June 30, 2012 and 34.94% at September 30, 2011. Nonperforming assets to loans and other real estate has declined from 8.78% at September 30, 2011 to 6.60% at September 30, 2012.

The following table reconciles the activity in the Company’s non-covered allowance for loan losses, by quarter, for the past six quarters.

CREDIT QUALITY
(Dollars in thousands)	2012	2012	2012	2011	2011	2011
	Third	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for non-covered loan losses:
Beginning of period	$13,526	$13,935	$14,835	$15,764	$16,803	$21,542
Provision for loan losses	-	500	500	-	-	-
Charge-offs	(819)	(1,147)	(1,557)	(969)	(1,366)	(4,825)
Recoveries	1,596	238	157	40	327	86
(Charge-offs)/recoveries	777	(909)	(1,400)	(929)	(1,039)	(4,739)

End of period	$14,303	$13,526	$13,935	$14,835	$15,764	$16,803

9

The following table sets forth selected asset quality data, excluding FDIC covered assets, and ratios for the dates indicated:

ASSET QUALITY (NON-COVERED)

(Dollars in thousands)	2012			2011
	September 30	June 30	March 31	December 31	September 30	June 30

Nonaccruing loans	$25,730	$25,168	$25,601	$28,542	$36,177	$37,736
Loans past due over 90 days and accruing interest	85	-	403	2,005	80	-
Total nonperforming non-covered loans	$25,815	$25,168	$26,004	$30,547	$36,257	$37,736
Other real estate owned non-covered	11,896	11,869	12,696	10,252	8,858	12,393
Total nonperforming non-covered assets	$37,711	$37,037	$38,700	$40,799	$45,115	$50,129

Allowance for loan losses to loans	2.56%	2.46%	2.54%	2.72%	3.12%	3.35%
Allowance for loan losses to nonperforming assets	37.93%	36.52%	36.01%	36.36%	34.94%	33.52%
Allowance for loan losses to nonaccrual loans	55.59%	53.74%	54.43%	51.98%	43.57%	44.53%
Nonperforming assets to loans and other real estate	6.60%	6.60%	6.89%	7.35%	8.78%	9.76%
Net charge-offs/(recovery) for quarter to average
loans, annualized	(0.56%)	0.66%	1.02%	0.71%	0.83%	3.74%

A further breakout of nonaccrual loans, excluding covered loans, at September 30, 2012, June 30, 2012 and December 31, 2011 is below:

NON-COVERED NONACCRUAL LOANS

(Dollars in thousands)	September 30, 2012		June 30, 2012		December 31, 2011
	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$5,474	0.98%	$6,577	1.20%	$5,320	0.98%
Commercial	8,916	1.59%	7,768	1.41%	9,187	1.69%
Construction and land development	10,318	1.84%	9,759	1.78%	12,718	2.33%
Second mortgages	140	0.03%	140	0.03%	189	0.03%
Multifamily	-	-	-	-	-	-
Agriculture	54	0.01%	54	0.01%	53	0.01%
Total real estate loans	24,902	4.45%	24,298	4.43%	27,467	5.04%
Commercial loans	703	0.13%	695	0.13%	1,003	0.18%
Consumer installment loans	125	0.02%	175	0.03%	72	0.01%
All other loans	-	-	-	-	-	-
Gross loans	25,730	4.60%	25,168	4.59%	28,542	5.23%

Capital Requirements

Total Stockholders’ equity was $113.1 million at September 30, 2012. The Company’s ratio of total risk-based capital was 16.8% at September 30, 2012 compared to 16.2% at December 31, 2011. The tier 1 risk-based capital ratio was 15.6% at September 30, 2012 and 15.0% at December 31, 2011. The Company’s tier 1 leverage ratio was 9.3% at September 30, 2012 and 8.9% at December 31, 2011.  All capital ratios exceed regulatory minimums.

10

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates one loan production office. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Earnings Conference Call and Webcast

The Company will host a conference call for the financial community on Friday, October 26, 2012, at 11:00 a.m. Eastern Time to discuss the third quarter 2012 financial results. The public is invited to listen to this conference call by dialing 800-860-2442 at least five minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the “Corporate Overview – Corporate Profile” page of the Company’s internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 1:00 p.m. Eastern Time on October 26, 2012 until 9:00 a.m. Eastern Time on November 5, 2012. The replay will be available by dialing 877-344-7529 and entering access code 10019727 or through the internet by accessing the “Corporate Overview – Corporate Profile” page of the Company’s internet site at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, the shared loss agreements; assumptions and estimates that underlie the accounting for loan pools under the shared loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-934-9999

11

Consolidated Statements of Financial Condition

Unaudited Condensed

(Dollars in thousands)

	September 30, 2012	December 31, 2011	September 30, 2011
Assets
Cash and due from banks	$15,116	$11,078	$16,138
Interest bearing bank deposits	17,298	10,763	37,250
Federal funds sold	5,000	-	-
Total cash and cash equivalents	37,414	21,751	53,388
Securities available for sale, at fair value	256,394	232,764	216,545
Securities held to maturity	48,689	64,422	68,342
Equity securities, restricted, at cost	7,351	6,872	6,954
Total securities	312,434	304,058	291,841

Loans held for resale	1,736	580	-
Loans not covered by FDIC shared loss agreements	559,532	544,718	505,165
Loans covered by FDIC loss share agreements	89,121	97,561	100,044
Allowance for loan losses (non-covered)	(14,303)	(14,835)	(15,764)
Allowance for loan losses (covered)	(456)	(776)	(776)
Net loans	633,894	626,668	588,669

Bank premises and equipment	34,002	35,084	35,436
Other real estate owned	11,896	10,252	8,858
Covered FDIC other real estate owned	2,943	5,764	7,235
FDIC receivable	715	1,780	3,037
Bank owned life insurance	15,008	14,592	7,027
Core deposit intangibles, net	10,862	12,558	13,123
FDIC indemnification asset	36,191	42,641	46,962
Other assets	15,182	16,768	16,992
Total assets	$1,112,277	$1,092,496	$1,072,568
Liabilities
Deposits:
Noninterest bearing	78,388	64,953	68,029
Interest bearing	862,368	868,538	847,587
Total deposits	940,756	933,491	915,616
Federal Home Loan Bank advances	50,000	37,000	37,000
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	4,259	6,701	5,102
Total liabilities	999,139	981,316	961,842

Stockholders' Equity
Preferred stock (5,000,000 shares authorized $0.01 par value) 17,680 shares issued and outstanding	17,680	17,680	17,680
Discount on preferred stock	(289)	(454)	(505)
Warrants on preferred stock	1,037	1,037	1,037
Common stock (200,000,000 shares authorized $0.01 par value; 21,656,951 shares, 21,627,549 shares, and 21,627,549 shares, issued and outstanding, respectively)	217	216	216
Additional paid in capital	144,351	144,243	144,181
Accumulated deficit	(51,906)	(53,761)	(54,406)
Accumulated other comprehensive income	2,048	2,219	2,523
Total stockholders' equity	$113,138	$111,180	$110,726
Total liabilities and stockholders' equity	$1,112,277	$1,092,496	$1,072,568

12

Consolidated Statements of Operations

Unaudited Condensed

(Dollars in thousands)

	Three months ended			Nine months ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Interest and dividend income
Interest and fees on loans	$7,710	$7,574	$7,314	$22,971	$21,877
Interest and fees on FDIC covered loans	2,931	4,366	4,667	11,211	13,325
Interest on federal funds sold	-	3	1	4	5
Interest on deposits in other banks	9	19	28	40	53
Investments (taxable)	2,103	2,039	2,058	6,219	6,055
Investments (nontaxable)	119	118	204	355	844
Total interest income	12,872	14,119	14,272	40,800	42,159
Interest expense
Interest on deposits	2,056	2,241	2,621	6,650	8,312
Interest on federal funds purchased	3	3	-	6	1
Interest on other borrowed funds	280	343	353	982	1,051
Total interest expense	2,339	2,587	2,974	7,638	9,364

Net interest income	10,533	11,532	11,298	33,162	32,795

Provision for loan losses	-	500	-	750	1,498
Net interest income after provision for loan losses	10,533	11,032	11,298	32,412	31,297
Noninterest income
Loss on sale of OREO	(767)	(229)	(1,671)	(1,173)	(2,532)
FDIC indemnification asset amortization	(1,579)	(1,983)	(2,359)	(5,444)	(7,762)
Gain on sale of securities	1,180	290	1,725	1,354	2,563
Service charges on deposit accounts	716	674	643	2,007	1,856
Other	602	544	1,000	1,647	2,377
Total Non Interest Income	152	(704)	(662)	(1,609)	(3,498)

Noninterest expense
Salaries and employee benefits	4,028	4,177	4,050	12,443	12,425
Occupancy expenses	708	685	687	2,024	2,234
Equipment expenses	266	270	289	831	938
Legal fees	3	15	241	42	381
Professional fees	74	148	68	307	457
FDIC assessment	368	496	580	1,448	2,212
Data processing fees	473	499	478	1,489	1,407
Amortization of intangibles	565	565	565	1,695	1,696
Other operating expenses	1,554	1,790	1,724	4,815	5,479

Total noninterest expense	8,039	8,645	8,682	25,094	27,229

Net income before income taxes	2,646	1,683	1,954	5,709	570
Income tax (expense)/benefit	(837)	(473)	(532)	(1,700)	178

Net income	$1,809	$1,210	$1,422	$4,009	$748
Dividends on preferred stock	221	221	221	663	663
Accretion of discount on preferred stock	55	55	51	155	155
Net income/(loss) available to common
stockholders	$1,533	$934	$1,150	$3,181	$(70)

13

Income Statement Trend Analysis

Unaudited Condensed

(Dollars in thousands)

	Three months ended			Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
Interest and dividend income
Interest and fees on loans	$7,710	$7,574	$7,687	$7,396	$7,314
Interest and fees on FDIC covered
loans	2,931	4,366	3,914	4,251	4,667
Interest on federal funds sold	-	3	1	1	1
Interest on deposits in other banks	9	19	12	13	28
Investments (taxable)	2,103	2,039	2,077	2,036	2,058
Investments (nontaxable)	119	118	118	180	204
Total interest income	12,872	14,119	13,809	13,877	14,272
Interest expense
Interest on deposits	2,056	2,241	2,353	2,504	2,621
Interest on federal funds purchased	3	3	-	-	-
Interest on other borrowed funds	280	343	359	360	353
Total interest expense	2,339	2,587	2,712	2,864	2,974

Net interest income	10,533	11,532	11,097	11,013	11,298

Provision for loan losses	-	500	250	-	-
Net interest income after provision for loan losses	10,533	11,032	10,847	11,013	11,298
Noninterest income
Loss on sale of OREO	(767)	(229)	(177)	(337)	(1,671)
FDIC indemnification asset
amortization	(1,579)	(1,983)	(1,882)	(2,603)	(2,359)
Gains/(loss) on sale of securities	1,180	290	(116)	306	1,725
Service charges on deposit accounts	716	674	617	647	643
Other	602	544	501	535	1,000
Total noninterest income	152	(704)	(1,057)	(1,452)	(662)
Noninterest expense
Salaries and employee benefits	4,028	4,177	4,238	4,178	4,050
Occupancy expenses	708	685	631	660	687
Equipment expenses	266	270	295	298	289
Legal fees	3	15	24	63	241
Professional fees	74	148	85	126	68
FDIC assessment	368	496	584	575	580
Data processing fees	473	499	517	459	478
Amortization of intangibles	565	565	565	565	565
Other operating expenses	1,554	1,790	1,471	1,703	1,724
Total noninterest expense	8,039	8,645	8,410	8,627	8,682

Net income before income
tax	2,646	1,683	1,380	934	1,954
Income tax (expense) benefit	(837)	(473)	(390)	(239)	(532)

Net income	$1,809	$1,210	$990	$695	$1,422
Dividends on preferred stock	221	221	221	221	221
Accretion of discount on preferred stock	55	55	55	51	51
Net income available to common stockholders	$1,533	$934	$714	$423	$1,150

14

Net Interest Margin Analysis

Average Balance Sheet

(Dollars in thousands)

	Three months ended September 30, 2012			Three months September 30, 2011
			Average			Average
	Average	Interest	Rates	Average	Interest	Rates
	Balance	Income/	Earned/	Balance	Income/	Earned/
ASSETS:	Sheet	Expense	Paid	Sheet	Expense	Paid
Loans, including fees	$556,355	$7,710	5.54%	$498,201	$7,314	5.87%
Loans covered by FDIC loss share	91,036	2,931	12.88%	101,828	4,667	18.33%
Total loans	647,391	10,641	6.57%	600,029	11,981	7.99%
Interest bearing bank balances	16,057	9	0.23%	48,462	28	0.23%
Federal funds sold	842	-	0.10%	4,000	1	0.13%
Investments (taxable)	304,075	2,103	2.77%	254,869	2,058	3.23%
Investments (tax exempt)(1)	12,725	179	5.66%	21,214	309	5.81%
Total earning assets	981,090	12,932	5.27%	928,574	14,377	6.19%
Allowance for loan losses	(14,129)			(17,237)
Non-earning assets	140,065			156,669
Total assets	$1,107,026			$1,068,006

LIABILITIES AND
STOCKHOLDERS' EQUITY
Demand - interest bearing	$239,089	$190	0.32%	232,743	$345	0.59%
Savings	74,785	56	0.30%	68,714	93	0.54%
Time deposits	555,894	1,810	1.30%	545,731	2,183	1.60%
Total deposits	869,768	2,056	0.95%	847,188	2,621	1.24%
Fed funds purchased	1,872	3	0.72%	54	-	0.61%
FHLB and other borrowings	43,874	280	2.56%	41,124	353	3.43%
Total interest-bearing liabilities	915,514	2,339	1.02%	888,366	2,974	1.34%
Non-interest bearing deposits	72,300			64,706
Other liabilities	4,623			5,049
Total liabilities	992,437			958,121
Stockholders' equity	114,589			109,885
Total liabilities and
stockholders' equity	$1,107,026			$1,068,006
Net interest earnings		$10,593			$11,403
Interest spread			4.25%			4.85%
Net interest margin			4.32%			4.91%

(1) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

15

Net Interest Margin Analysis

Average Balance Sheet

(Dollars in thousands)

	Nine months ended September 30, 2012			Nine months ended September 30, 2011
			Average			Average
	Average	Interest	Rates	Average	Interest	Rates
	Balance	Income/	Earned/	Balance	Income/	Earned/
	Sheet	Expense	Paid	Sheet	Expense	Paid
ASSETS:
Loans, including fees	$553,154	$22,971	5.54%	$507,484	$21,877	5.75%
Loans covered by FDIC loss share	93,192	11,211	16.04%	106,672	13,325	16.65%
Total loans	646,346	34,182	7.05%	614,156	35,202	7.64%
Interest bearing bank balances	22,019	40	0.24%	25,246	53	0.28%
Federal funds sold	4,796	4	0.11%	4,810	5	0.15%
Investments (taxable)	285,140	6,219	2.91%	262,209	6,055	3.08%
Investments (tax exempt)(1)	12,400	537	5.78%	29,452	1,278	5.79%
Total earning assets	970,701	40,982	5.63%	935,873	42,593	6.07%
Allowance for loan losses	(14,694)			(20,837)
Non-earning assets	146,689			163,294
Total assets	$1,102,696			$1,078,330

LIABILITIES AND
STOCKHOLDERS' EQUITY
Demand - interest bearing	237,756	$671	0.38%	233,806	$1,039	0.59%
Savings	73,003	198	0.36%	66,792	265	0.53%
Time deposits	558,079	5,781	1.38%	559,427	7,008	1.67%
Total deposits	868,838	6,650	1.02%	860,025	8,312	1.29%
Fed funds purchased	1,185	6	0.71%	255	1	0.63%
FHLB and other borrowings	42,047	982	3.12%	41,124	1,051	3.41%
Total interest-bearing liabilities	912,070	7,638	1.12%	901,404	9,364	1.39%
Non-interest bearing deposits	71,148			63,489
Other liabilities	4,637			5,177
Total liabilities	987,855			970,070
Stockholders' equity	114,841			108,260
Total liabilities and
stockholders' equity	$1,102,696			$1,078,330
Net interest earnings		$33,344			$33,229
Interest spread			4.51%			4.68%
Net interest margin			4.58%			4.73%

(1)  Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

16

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total stockholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following table reconcile these non-GAAP measures from their respective GAAP basis measures.

	9/30/2012	12/31/2011	9/30/2011
Common Tangible Book Value
Total stockholder's equity	113,138,000	111,118,000	110,726,000
Preferred stock (net)	18,428,000	18,263,000	18,212,000
Core deposit intangible (net)	10,862,000	12,558,000	13,123,000
Common tangible book value	83,848,000	80,297,000	79,251,000
Shares outstanding	21,656,951	21,627,549	21,627,549
Common tangible book value per share	$3.87	$3.71	$3.67

Stock Price	$2.80	$1.15	$1.20

Price/common tangible book	72.3%	31.0%	32.7%

Common tangible book/common tangible assets
Total assets	1,112,277,000	1,092,496,000	1,072,568,000
Preferred stock (net)	18,428,000	18,263,000	18,212,000
Core deposit intangible	10,862,000	12,558,000	13,123,000
Common tangible assets	1,082,987,000	1,061,675,000	1,041,233,000
Common tangible book	$83,848,000	$80,297,000	$79,391,000
Common tangible equity to assets	7.74%	7.56%	7.62%

17